Exhibit 15

July 28, 2004

Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, WI 53202

     We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated July 28, 2004; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444, 333-101780 and 333-113041 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin